NEWS RELEASE for October 25, 2012 at 8:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2012

BURLINGTON, MA (October 25, 2012)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a global leader in laser and other light-based systems for aesthetic treatments, today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Year-Over-Year Financial Highlights Include:

•	Professional product revenues of $13.0 million, up 25%
•	Professional product gross margin was consistent at 59%
•
Professional income from operations of $69,000 compared to 2011 income from operations of $19.5 million.  The 2011 income from operations includes a positive effect of $25.3 million related to the patent litigation settlement with Candela and Syneron in September 2011.

•	Consumer cost of products sold includes a $3.8 million inventory reserve
•	Cash and investments portfolio of $94 million

Chief Executive Officer Joseph P. Caruso commented, “We are very pleased with the continued growth of our professional business as we expand our product portfolio and make key investments in our distribution network. This quarter was the twelfth consecutive quarter of product revenue growth year over year. Our professional aesthetic products business growth is according to plan as we continue to move toward profitability. We are upgrading our existing customers with our premium flagship platform, the Palomar Icon™ Aesthetic System, as well as opening new doors and expanding our installed base. The Icon platform is the next generation of aesthetic system with melanin detection technology, high peak powers, state of the art cooling, built-in calibration, and an intuitive user interface to provide fast treatments with excellent outcomes and superior user experience.”

Mr. Caruso added, “The investments we made in the Vectus™ diode laser hair removal system are paying off. We are seeing a great market response for the Vectus laser. It is the most powerful diode based system of its kind with the ability to treat large body areas quickly and small body areas with precision. The intuitive user interface and speed make it a natural addition or replacement for any aesthetic hair removal practice. It also comes standard with the Skintel™ Melanin Optical Density reader that helps the practitioner deliver the most consistent treatment parameters with the most predictable results. Early acceptance and reviews well exceeded our expectations and the feedback from luminaries is very positive. Light based hair removal procedures are the most common of all the light based aesthetic procedures and are an economic driver for any aesthetic practice. We believe the Vectus laser offers the best technology to address this large and stable market opportunity for new aesthetic practices and to replace older technology. We are ramping up production and have sold systems to certain countries in Europe and the Middle East and have just started selling in the United States. We will be rolling the Vectus laser out to other areas of the world as we fill our distributor pipeline and obtain additional registrations for the product in upcoming quarters.”

Mr. Caruso commented on the consumer business, “Aesthetic light based consumer devices remain a big opportunity.  We have developed proprietary technology that positions us well to participate in this emerging market. Over the past 18 months, we have tested our PaloVia® Skin Renewing Laser® in the United States through limited distribution channels.  Our fractional laser technology has delivered the clinical benefits promised, proven to be easy to use and can be manufactured reliably. The in-market experience has given us valuable learning that we will incorporate into our consumer strategy in the future.  We have also developed core diode and diagnostic technologies and manufacturing capabilities as part of the PaloVia development project that we have already incorporated into and will continue to use to improve our professional products like the Vectus laser, the Skintel reader, the Palomar Emerge™ fractional laser and other products planned for launch next year.”

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Mr. Caruso added, “Now that we have a clinically tested and proven technology, we will seek to align ourselves with a worldwide consumer based distribution partner.  We have engaged an investment banker to assist us in identifying and negotiating an arrangement with a partner that has the network and skills to market and distribute our consumer technology. While we are looking for a distribution partner, we will continue to sell the product to our existing channels. Our goal is to substantially reduce our consumer marketing expenses starting in the fourth quarter and achieve breakeven for the consumer segment in 2013.  The September 30, 2012 quarter includes an inventory reserve of $3.8M to account for excess PaloVia inventory and product returns.”

Professional and consumer segment results for the three months ended September 30, 2012 and 2011 are as follows:

	For the three months ended September 30,
(in thousands)	2012			2011
	Professional	Consumer	Total	Professional	Consumer	Total

Revenues	$18,169	$306	$18,475	$46,054	$-	$46,054
Cost of revenues and royalties	7,585	4,105	11,690	17,693	7	17,700
Gross profit (loss)	10,584	(3,799)	6,785	28,361	(7)	28,354
Operating expenses	10,515	927	11,442	8,858	976	9,834
Income (loss) from operations	$69	$(4,726)	$(4,657)	$19,503	$(983)	$18,520

Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (877) 881-2595 or listen to the webcast in the About Palomar/Investors section of the Company’s website at palomarmedical.com. A webcast replay will also be available.

About Palomar Medical Technologies, Inc.: Palomar designs, produces and sells the most advanced cosmetic lasers and intense pulsed light (IPL) systems to dramatically improve the appearance of women’s and men’s skin.  For over 15 years, Palomar has pioneered the science of using lasers and light to improve appearances. As the industry’s technology leader, Palomar has invested in creating cosmetic laser and IPL systems that put real value in the hands of physicians and other professionals to benefit consumers.  Thousands of physicians worldwide trust and depend on Palomar technology to not only introduce new aesthetic treatments such as advanced laser hair removal, laser liposuction, skin resurfacing, acne, laser treatments for scars, wrinkle treatment, stretch marks (striae), and photofacials for pigmented and vascular lesions, but to also make them robust, faster, more powerful, and more comfortable for those being treated.  In June 2009, Palomar became the first company to receive a 510(k) over-the-counter (“OTC”) clearance from the FDA for a new, patented, home-use, laser device for the treatment of fine lines and wrinkles around the eyes (periorbital wrinkles). This OTC clearance allows the PaloVia® Skin Renewing Laser® to be marketed and sold directly to consumers without a prescription.

For more information on Palomar and its products, visit Palomar’s website at palomarmedical.com for professional products or palovia.com for consumer products. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the About Palomar/Investors section of the website.

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With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, challenges in managing joint ventures and research with third parties, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2011 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Professional product revenues	$12,983,093	$10,413,952	$37,910,286	$31,014,467
Consumer product revenues	306,253	-	2,185,430	-
Service revenues	3,198,147	3,446,226	10,513,954	11,188,725
Royalty revenues	1,945,332	31,637,966	5,270,597	36,604,815
Other revenues	42,521	555,557	1,264,741	1,666,669
Total revenues	18,475,346	46,053,701	57,145,008	80,474,676

Costs and expenses:
Cost of professional product revenues	5,356,814	4,300,094	15,303,100	12,573,911
Cost of consumer product revenues	4,105,263	6,599	5,716,010	62,579
Cost of service revenues	1,450,036	1,556,942	4,764,400	5,012,847
Cost of royalty revenues	778,134	11,835,934	2,108,240	13,822,673
Research and development	1,872,364	4,271,366	8,080,666	11,799,590
Selling and marketing	6,789,792	6,679,937	20,545,782	18,571,219
General and administrative	2,780,000	(1,116,714)	8,873,444	6,150,891
Total costs and expenses	23,132,403	27,534,158	65,391,642	67,993,710

(Loss) income from operations	(4,657,057)	18,519,543	(8,246,634)	12,480,966

Interest income	91,505	811,904	266,497	1,013,976
Other income (loss)	249,927	(212,212)	(8,799)	(172,894)

(Loss) income before income taxes	(4,315,625)	19,119,235	(7,988,936)	13,322,048

Provision for income taxes	358,891	3,861,251	449,012	3,956,977

Net (loss) income	$(4,674,516)	$15,257,984	$(8,437,948)	$9,365,071

Net (loss) income per share:
Basic	$(0.25)	$0.82	$(0.45)	$0.50
Diluted	$(0.25)	$0.81	$(0.45)	$0.49

Weighted average shares outstanding:
Basic	18,859,999	18,700,253	18,851,991	18,688,202
Diluted	18,859,999	18,816,407	18,851,991	18,980,957

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Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash, cash equivalents and short-term investments	$84,166,613	$87,817,176
Accounts receivable, net	11,279,831	9,853,682
Inventories	24,238,323	21,175,754
Other current assets	1,004,748	999,919
Total current assets	120,689,515	119,846,531

Marketable securities and other investments	9,497,103	21,268,777

Property and equipment, net	36,232,155	36,713,578

Other assets	439,543	232,594

Total assets	$166,858,316	$178,061,480

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$2,656,562	$3,476,030
Accrued liabilities	8,377,251	12,437,921
Deferred revenue	3,218,456	3,746,140
Total current liabilities	14,252,269	19,660,091

Accrued income taxes	3,414,129	3,082,356
Deferred revenue, net of current portion	785,612	677,840

Total liabilities	$18,452,010	$23,420,287

Stockholders’ equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	-	-
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued and Outstanding - 19,590,244 and 19,579,032 and 19,573,244 and 19,573,244 shares, respectively	195,903	195,733
Additional paid-in capital	221,221,105	219,062,043
Accumulated other comprehensive loss	(220,020)	(263,849)
Accumulated deficit	(72,790,682)	(64,352,734)
Treasury stock, at cost – 11,212 and 0 shares, respectively	-	-
Total stockholders’ equity	$148,406,306	$154,641,193

Total liabilities and stockholders’ equity	$166,858,316	$178,061,480

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